                                                                 EXHIBIT (23)(A)
                        CONSENT OF KPMG PEAT MARWICK LLP
BOARD OF DIRECTORS
FIRST UNION CORPORATION
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Union Corporation of our report dated January 21, 1998, relating to the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the 1997 Annual Report to Stockholders which is incorporated by reference in the 1997 Annual Report on Form 10-K of First Union Corporation. We also consent to the reference to our firm under the caption "Experts."
                                         KPMG PEAT MARWICK LLP
Charlotte, North Carolina
April 24, 1998